                                                                     Exhibit 4.1

                                                      Translated from the French

                              PUBLICIS GROUPE S.A.
            A corporation with management board and supervisory board
                   With registered capital of 55,912,740 euros
     With its head office at: 133, avenue des Champs Elysees, Paris (75008)
                              Paris RCS 542 080 061


                               AGREEMENT TO ISSUE

                             OBLIGATIONS REDEEMABLE

                                       IN

                             NEW OR EXISTING SHARES

                                    ("ORANE")

RECITALS:

Whereas, in connection with the acquisition of Bcom3 Group, Inc. (hereinafter referred to as "BCOM3"), a company incorporated in the United States, by PUBLICIS GROUPE S.A. (hereinafter referred to as "PUBLICIS" or the "COMPANY"), a company incorporated in France, according to the terms of an agreement entitled Agreement and Plan of Merger dated 7th March 2002, as amended (hereinafter referred to as the "MERGER AGREEMENT"), it was agreed that PUBLICIS would issue obligations in the amount of 857,812,500 euros represented by 1,562,500 ORANE to PHILADELPHIA MERGER LLC, a 100% indirectly held subsidiary of PUBLICIS and which would be delivered to the Bcom3 shareholders in accordance with the Merger Agreement.

This Agreement, signed immediately before the completion of the merger transactions outlined in the Merger Agreement, sets forth the terms and conditions whereby PUBLICIS will issue such ORANE (hereinafter referred to as the or this "CONTRACT").

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.    INFORMATION REGARDING THE ISSUE

1.1   FRAMEWORK OF THE ISSUE

The Merger Agreement, among other things, provides for the issue of obligations redeemable in new or existing ordinary PUBLICIS shares to PHILADELPHIA MERGER LLC pursuant to a reserved increase in capital with suppression of the preferential subscription right reserved to a specifically named party. Consequently, the June 18, 2002 combined general meeting of the PUBLICIS shareholders, in its 20th resolution contained in Exhibit 1.1 hereto, authorized the Company's Management Board, with the possibility of subdelegation, to issue obligations for 857,812,500 euros represented by 1,562,500 ORANE each with a nominal value of 549 euros, to PHILADELPHIA MERGER LLC.

Pursuant to the authorization granted to it during the June 18, 2002 general meeting of the Company's shareholders and the prior consent granted to it by the Company's supervisory board on March 5th, 2002, under article 12 of the articles of incorporation, the Company's Management Board decided, on [...] 2002, to avail itself of this authorisation and to subdelegate to the Chairman, under the applicable legal and regulatory conditions, all powers needed to issue the said ORANE pursuant to the [...]th resolution adopted by the June 18th, 2002 general meeting, and on the terms and conditions set forth by this same resolution.

Pursuant to the delegation granted to him by the Management Board, the Chairman decided on [...] 2002 to issue the ORANEs and thus set the terms and conditions of this issue as they are set forth in this Agreement.

1.2   ISSUE PRICE

The ORANE will be issued at a price of 549 euros per ORANE and will be entirely paid up upon their subscription by means of cash payments.

1.3   PROCEEDS OF THE ISSUE

The gross proceeds of the issue shall be 857,812,500 euros.

1.4   SUBSCRIPTION

The ORANEs shall be issued to PHILADELPHIA MERGER LLC, an indirect 100% subsidiary of the Company, and PHILADELPHIA MERGER LLC shall deliver them to the exchange agent for the Bcom3 shareholders in accordance with the Merger Agreement.

In compliance with the decision adopted by the combined general meeting of the Company's shareholders, this issue entails the express waiver by the shareholders of the preferential subscription right for the new shares to be issued, when necessary, upon the redemption of ORANEs.

2.    CHARACTERISTICS OF THE ORANE ISSUED BY THE COMPANY

2.1   NUMBER AND NOMINAL VALUE OF THE ORANE

This issue shall be represented by 1,562,500 ORANEs redeemable in new or existing Company shares, according to the terms and conditions set out below:

The initial nominal value of the ORANEs will be 549 euros per ORANE and will be reduced by equal tranches as of 1st September 2005 and until [...] 2022, pursuant to the provisions of paragraph 3.1 below. The amount thus remaining due on a given date will hereinafter be referred to as the "NOMINAL VALUE".

2.2   EFFECTIVE DATE AND SETTLEMENT DATE

The effective date and settlement date (hereinafter referred to as the "SETTLEMENT DATE") shall be the Closing Date as defined in the Merger Agreement.

2.3   FORM AND DELIVERY OF THE ORANE

At the choice of each holder, the ORANEs shall be held in either bearer or registered form within the meaning of French law.

Title to the ORANEs will be evidenced solely by book entries in accordance with article 94-II of French law no. 81-1160 of December 30, 1981, such account being maintained by:

- a financial institution appointed by the Company, if the ORANEs are held in pure registered form ("nominatifs purs"); or

- a custodian appointed by the holder(s), and the financial institution appointed by the Company, if the ORANEs are held under in assisted form ("nominatifs administres"); or

- a custodian appointed by the holder(s), if the ORANEs are held in bearer form ("titres au porteur").

No physical document of title will be issued in respect of the ORANEs (including
<< certificats representatifs >> (certificates in respect of book-entries)
issued pursuant to article 7 of French decree no. 83-359 of May 2, 1983).

2.4   ADMISSION TO LISTING, TRADING

The ORANEs will be negotiable as of the Settlement Date.

The Company will take all necessary steps to have the ORANEs admitted to the Euronext Paris Premier Marche within the five business days following the Settlement Date. The Company will pay for, without this list being exhaustive, all fees, charges and commissions related to the admission to the said negotiations and to its maintenance.

2.5   FINAL MATURITY DATE

Twenty years from the Settlement Date.

2.6   COUPON

2.6.1 Coupon amount

The ORANEs will accrue an annual coupon in arrears (hereinafter referred to as the "COUPON") calculated pursuant to the following indications and which can under no circumstances be less than 0.82% of the ORANE Nominal Value on the calculation date (hereinafter referred to as the "MINIMUM COUPON").

Any Coupon amount relating to a period of less than one entire year will be calculated on the basis of the annual Coupon calculated in compliance with the above provisions, in proportion to the number of days in the period in consideration and on the basis of a year of 365 days (or 366 days for a leap year).

The Coupon will be revised every three (3) years as of the period which begins on 1st September 2004.

The Coupon will be calculated as follows:

(i) Coupon due on 1st September 2002

The Coupon will be calculated, on a pro rata basis, as of the Settlement Date, and will be equal to:

(0.82% x 549)    x    number of days between the Settlement Date (inclusive)
-------------                    and 31 August 2002 (inclusive).
    365

(ii) Coupon due on 1st September 2003 and 2004

For the period from 1st September 2002 (inclusive) to 31st August 2004 (inclusive), each Coupon will be equal to 0.82% of the Nominal Value of the ORANEs still due for each of these two years, i.e. 4.50 euros.

(iii) Coupon due on 1st September 2005, 2006 and 2007

Each Coupon will be calculated such that:

       MAX [MINIMUM COUPON; R(n) X 110% X (DIV2005 + DIV2004 + DIV2003)]
                                          ------------------------------
                                                        3

(iv) Coupon due on 1st September 2008, 2009 and 2010

Each Coupon will be calculated such that:

       MAX [MINIMUM COUPON; R(n) X 110% X (DIV2008 + DIV2007 + DIV2006)]
                                          ------------------------------
                                                        3

(v) Coupon due on 1st September 2011, 2012 and 2013

Each Coupon will be calculated such that:

       MAX [MINIMUM COUPON; R(n) X 110% X (DIV2011 + DIV2010 + DIV2009)]
                                          ------------------------------
                                                        3

(vi) Coupon due on 1st September 2014, 2015 and 2016

Each Coupon will be calculated such that:

       MAX [MINIMUM COUPON; R(n) X 110% X (DIV2014 + DIV2013 + DIV2012)]
                                          ------------------------------
                                                        3

(vii) Coupon due on 1st September 2017, 2018 and 2019

Each Coupon will be calculated such that:

       MAX [MINIMUM COUPON; R(n) X 110% X (DIV2017 + DIV2016 + DIV2015)]
                                          ------------------------------
                                                        3

(viiii) Coupon due on 1st September 2020, 2021 and 2022

Each Coupon will be calculated such that:

       MAX [MINIMUM COUPON; R(n) X 110% X (DIV2020 + DIV2019 + DIV2018)]
                                          ------------------------------
                                                        3

with the stipulation that the coupon due on [...] 2022 will be calculated on a pro rata basis of the time which has passed between 1 September 2021 and [...] 2022.

where:

- R(n) = 2023 - n, i.e. the number of shares relative to which a ORANE grants the right to redemption on 31 August of year n, while taking into account, if relevant, the adjustments stipulated in paragraph
       3.4.3. below

- DIV = net amount, excluding related tax credit (`avoir fiscal'), of the dividend per share released for distribution by vote between 1st September of the previous year and 31st August of the year in question

-     n falling between 2005 and 2022.

2.6.2 Coupon payment date

The Coupon will be paid on a yearly basis, on 1st September (or the first following business day if the latter date is not a business day). Nevertheless, the Coupon due for 2022 will be payable on the Maturity Date (as defined below) of the ORANEs.

The Coupon due for a given year will only be paid if the general meeting of the Company shareholders has approved the distribution of a dividend between 1st September of the previous year and 31st August of the year in question.

Should no dividend distribution be decided by the general meeting of the Company shareholders between 1st September of the previous year and 31st August of the year in question, the Coupon payable for the year in question will not be paid, but rather will be carried forward and accumulated, without being capitalized, for payment during the first year in which the distribution of a dividend will once again be approved by the general meeting of the Company shareholders, whatever the amount of said dividend.

Nevertheless, no Coupon will be payable, if the non-distribution of the dividend resulted in the early redemption of the ORANEs pursuant to the stipulations outlined in paragraph 3.3.1(i) below.

Subject to the provisions of paragraph 2.6.3 below for the payment of the Coupon in the event of the non-distribution of a dividend during any of the five years which precede the Maturity Date of the ORANEs, the Coupon will cease to accrue as of the date of the redemption (normal or early) of the ORANEs.

2.6.3 Coupon payment in the event of redemption of the ORANEs in advance or on the Maturity Date

In the event of early redemption of the ORANEs for any of the reasons stipulated in paragraphs 3.3.1(ii) to 3.3.1(viii) below, as well as in the event that a non distribution of a dividend should occur during any of the last five years which precede the Maturity Date of the ORANEs, the Coupon will be paid, at the discretion of the Company, in cash or in Company shares.

Should the Coupon be paid in Company shares, the value of the share to which it must refer will be equal to the average of the opening trading prices of the shares on the Euronext Paris Premier Marche on the ten trading days prior to the redemption date (but excluding that day).

2.6.4 Institution servicing the ORANEs

The [...] bank will look after the servicing of the securities, the payment of the Coupon due on the ORANEs, and the redemption thereof.

As long as there are any ORANEs outstanding, the Company will make available, to any person so requesting it, an updated list of institutions responsible for servicing the ORANEs.

2.7   RANK, NEGATIVE PLEDGE

2.7.1 Rank

The ORANEs and their Coupon shall constitute obligations ("engagements chirographaires") which are unsecured, direct, general, unconditional, non-subordinated and free of Company sureties, having the same rank among themselves and having the same rank as all other present or future Company debts and guarantees which are unsecured, non subordinated and free of sureties ("dettes et garanties chirographaires").

In accordance with French law, the Company undertakes not to issue any dettes et garanties chirographaires that will rank senior to the ORANEs without the consent of the Holders of ORANEs (hereinafter the "HOLDERS").

2.7.2 Negative Pledge


Until such a time as every single ORANE has been reimbursed, the Company undertakes not to grant a mortgage on its real property, nor a pledge of all or part of its goodwill and other intangibles ("fonds de commerce") or trade receivables (except for any securitization transaction of the trade receivables or other transactions involving the issuing of securities which represent trade receivables of the Company) for the benefit of the holders of other obligations without granting the same sureties, and in the same rank, to the holders of the ORANEs.


This commitment relates solely to the issue of obligations and in no way infringes on the Company's right to dispose of its assets or to grant guarantees or security interests on the said assets under any other circumstances.

2.8   GUARANTEE

No particular guarantee applies to the servicing of the ORANEs in terms of Coupon, amortization, taxation, fees or accessories.

3.    AMORTIZATION - REDEMPTION OF THE ORANES WITH PUBLICIS SHARES

3.1   EXERCISE PARITY - NORMAL AMORTIZATION

3.1.1 Exercise Parity

Subject to any possible adjustments as indicated below in the section Maintaining of the rights of the Holders, the redemption of the ORANEs shall take place through the delivery of eighteen (18) new or existing Company ordinary shares effective as of the start of the financial year during which the redemption occurs, for one (1) ORANE (hereinafter the "REDEMPTION PARITY").

3.1.2 Normal Amortization

Unless reimbursed early, the ORANEs shall be entirely amortized on [...] 2022 (hereinafter the "MATURITY DATE").

Subject to the possible adjustments indicated below in the section Maintaining of the rights of the Holders, the ORANEs will be amortized, and their Nominal Value will be reduced in proportion, through a redemption by means of one (1) new or existing Company share, at the choice of the Company, per year as of 1st September 2005 and through to the Maturity Date, in compliance with the schedule provided below.

              PERIOD                      ORANE                             NUMBER OF
(THE PERIOD START AND END DATES       NOMINAL VALUE      REDEMPTION         REIMBURSED
          ARE INCLUSIVE)                 (EUROS)            DATE              SHARES
     [...] 2002 to 31 August 2002           549                -               -
 1 September 2002 to 31 August 2003         549                -               -
 1 September 2003 to 31 August 2004         549                -               -
 1 September 2004 to 31 August 2005         549        1 September 2005        1
 1 September 2005 to 31 August 2006       518.5        1 September 2006        1
 1 September 2006 to 31 August 2007         488        1 September 2007        1
 1 September 2007 to 31 August 2008       457.5        1 September 2008        1
 1 September 2008 to 31 August 2009         427        1 September 2009        1
 1 September 2009 to 31 August 2010       396.5        1 September 2010        1
 1 September 2010 to 31 August 2011         366        1 September 2011        1
 1 September 2011 to 31 August 2012       335.5        1 September 2012        1
 1 September 2012 to 31 August 2013         305        1 September 2013        1
 1 September 2013 to 31 August 2014       274.5        1 September 2014        1
 1 September 2014 to 31 August 2015         244        1 September 2015        1
 1 September 2015 to 31 August 2016       213.5        1 September 2016        1
 1 September 2016 to 31 August 2017         183        1 September 2017        1
 1 September 2017 to 31 August 2018       152.5        1 September 2018        1
 1 September 2018 to 31 August 2019         122        1 September 2019        1
 1 September 2019 to 31 August 2020        91.5        1 September 2020        1
 1 September 2020 to 31 August 2021          61        1 September 2021        1
    1 September 2021 to [...] 2022         30.5            [...] 2022          1

In the event of an increase in registered capital, a merger or a demerger, as in the event of other financial transactions including a preferential subscription right or reserving a priority subscription period for the shareholders, the

Company can suspend the exercising of the redemption right for a maximum period of three months.

The Company's decision to suspend the exercising of the redemption right will be published in the Bulletin of Obligatory Legal Announcements. This notifice will be published at least fifteen days before the effective date of the suspension; it will indicate the effective date of the suspension and the date when it ends. This information will also be included in a notice in a nationally distributed financial newspaper and in a Euronext Paris notice.

3.2   REPURCHASE OF THE ORANES AT THE DISCRETION OF THE ISSUER

So long as the ORANEs are outstanding, the Company undertakes not to carry out, of its own initiative, the early amortization of the ORANEs by means of redemption. The Company reserves the right, at any time and with no limitation as to price or quantity, to repurchase all or part of the ORANEs prior to the Maturity Date, either through repurchases on or outside the stock exchange, or by public offers for their purchase or exchange. These transactions will have no impact on the remaining timetable for the amortization of the securities still outstanding. The ORANEs acquired in this manner will be cancelled.

3.3 EARLY REDEMPTION AT THE DISCRETION OF THE HOLDERS (EXCEPT IN THE CASE COVERED BY 3.3.1(v))

3.3.1 Events able to trigger the early redemption of the ORANEs

The redemption of the ORANEs can be carried out in advance, at the option of each Holder, in each of the following cases with the exception of (v) below, when the early redemption shall occur automatically:

(i) in the absence of a dividend distribution approved by the general meeting of the Company's shareholders during the five consecutive company financial years which precede the early redemption request (with the early redemption request being submitted after the General Meeting which, for the 5th consecutive company financial year, as to which no dividend is declared), with the stipulation that in this case, and subject to the provisions of paragraph 2.6.3 above, the Coupon accrued for the said years will not be due,

(ii) the filing of a public tender offer for all of the Company's equity securities (within the meaning of article 5-1-2 of the Conseil des Marches Financiers regulation), provided that the public offer has been declared admissible by the competent market authorities, and that the related opening notice has been published by the market authorities

(iii) the transfer or proposed transfer to a third party of a substantial part of the Company's assets or business, whether by means of sale or disposal, demerger, merger, partial contribution of assets or any other means. In the event of a proposed transfer having to be approved by the General Meeting of the Company's shareholders, the early redemption will occur one week before the record date for taking part in the said General Meeting.

       For the purposes of this Contract, a substantial part of the Company's assets or business shall be understood to mean any asset or business generating at least one-third of the Company's consolidated revenues, as indicated in the Company's latest closed consolidated accounts.

(iv) if any person other than those constituting the PUBLICIS concerted group as it exists on the Settlement Date (i.e. Madame Elisabeth Badinter (directly or indirectly through Societe Anonyme Somarel) and Dentsu, Inc.) (hereinafter the "Concerted Group"), directly or indirectly, alone or in concert, acquires or is presumed to have acquired exclusive or joint control of the Company, with the stipulation that the notion of control shall have the meaning set forth in article L.233-3 of the French Commercial Code (hereinafter referred to as the "CHANGE OF CONTROL"). It is stipulated that such a Change of Control will be considered as having occurred, amongst other things, if a third party acts in concert with the Concerted Group and Madame Elisabeth Badinter is no longer predominant within the Concerted Group, or if the said third party directly or indirectly is engaged in a business which competes with that of the Company or one of its subsidiaries.

(v) A court decision is handed down ordering the liquidation or total sale of the Company, or should the Company be the subject of a voluntary liquidation or dissolution, or if the Company becomes insolvent, or is the subject of collective or bankruptcy proceedings and/or filings or reaches a compromise with its creditors. In any such event, the early redemption will automatically occur without the need for written notice from the Holder.

(vi) Should the Company fail to meet its obligations relating to the redemption of the ORANEs or the payment on its due date of any Coupon due pursuant to the ORANEs, if this default is not remedied with a period of 30 business days from the due date it being provided that the representatives of the body of Holders ("masse") shall have sent a notice of default for this purpose (without the need for a Meeting of the Holders for sending such notice).

(vii) Should the Company fail to meet any of its obligations relative to the ORANEs, if this default is not remedied within a period of 30 business days from when the Company receives notice of the said default from the representatives of the body of Holders (without the need for a Meeting of the Holders for sending such notice);

(viii) As of the Company receiving notice of a default as indicated below, from the representative of the body of Holders (without the need for a Meeting of the Holders for sending such notice), and if this default is not remedied within a period of 30 business days: (a) Should the Company or one of its Major Subsidiaries (as defined below) fail to make a payment upon maturity (taking into account the applicable grace periods, if any) of the principal amount due relative to any Indebtedness (as defined below), (b) in the event of the accelerated maturity of any Indebtedness of the Company or one of its Major Subsidiaries pursuant to the failure of the Company or Major Subsidiary in question to meet its obligations,
       (c) should the Company or one of its Major Subsidiaries fail to pay any amount due pursuant to a guarantee or compensation relating to any Indebtedness, with the understanding that the events defined in (a), (b) and (c) above only shall allow for an anticipated maturity of the ORANEs, if the principal amount of the Indebtedness to which these events relate is greater than 25 million euros. The Company undertakes to inform the representatives of the body of Holders of any event constituting an event of default as indicated in the present paragraph. For the purposes of the preceding provisions, "Indebtedness" shall mean any debt (including as part of leasing transactions) resulting from the obligation to repay borrowed money over a period of at least one year and having resulted in the drafting of a contract or instrument of some kind, but excluding trade debt or intra-group loans. A Major Subsidiary shall mean any subsidiary a) with net earnings or, if applicable, consolidated net earnings (before taxes and exceptional earnings) representing at least

       5% of the consolidated net earnings of the Company and its subsidiaries (before taxes and exceptional earnings) ("resultat exceptionnel"), or b) gross assets or, if applicable, consolidated gross assets (group share ("part du groupe"), i.e. disregarding minority interests) representing 5% or more of the consolidated gross assets of the Company and its subsidiaries (group share, i.e. disregarding minority interests), calculated on the basis of the last audited accounts of the subsidiary in question and the last audited consolidated accounts of the Company and its subsidiaries.

3.3.2 Provisions for the early redemption of the ORANEs

In any of the cases where the Representatives of the Holders are sending a notice to the Company pursuant to section 3.3.1 above, they shall provide copies of such notice(s) to each of the identified Holders. The Representatives of the Holders shall also provide each of such Holders with a copy of any response provided by the Company as well as with any information regarding the occurrence of a remedy of the relevant default.

Except in the case indicated in paragraph 3.3.1(v) above, in which case the redemption of the ORANEs will occur automatically, each Holder wishing to obtain early redemption of his/her ORANEs must submit a written request to the intermediary in whose account the securities are held, which will then transmit this request to the institution in charge of servicing the ORANEs.

Once a Holder presents an early redemption request to the intermediary through which the securities are held, it shall become irrevocable, and the Company will be required to pay back all of the ORANEs listed in each request submitted in compliance with the above conditions.

In any case, and including in the event of insolvency or court-ordered liquidation, the early redemption of the ORANEs can only take place by means of shares.

3.3.3 Information to be provided to Holders in the Event of Normal or Early Redemption or Repurchase of the ORANEs

In the event of the listing of the ORANEs on Euronext Paris, information relating to the number of repurchased or redeemed ORANEs and the number of ORANEs outstanding will be provided each year to Euronext Paris for the purpose of informing the public and may in any case be obtained from the Company or the institution in charge of servicing the securities mentioned under section 2.6.3.

The Company's decision to carry out the redemption or any repurchase pursuant to
Section 3.2 will, at least one month before the redemption or repurchase, be published in the Official Journal, indicated in a financial newspaper of general and national distribution and in a Euronext Paris notice.

3.4   MAINTAINING OF THE RIGHTS OF THE HOLDERS

3.4.1 Commitments of the Issuer

In compliance with French law, the Company undertakes, so long as any ORANE remains outstanding, to refrain from:

-     any amortization of the corporate capital;

-      any modification in the distribution of profits.

Nevertheless, it can create priority dividend rights shares without voting rights, provided that the rights of the Holders are reserved under the conditions outlined below.

3.4.2 In the event of a reduction in the registered capital due to losses

In the event of a reduction in the registered capital due to losses, whether this reduction is carried out by a decrease of either the nominal value of the shares or the number of shares, the nominal value or number of shares to be distributed to Holders will be reduced in proportion, as if the said Holders had been shareholders of the Company as of the issue date of the ORANEs.

3.4.3 Adjustments in the event of financial transactions

Subsequent to one of the following transactions:

1.     issuing of shares having a listed preferential subscription right;

2. free distribution to Company shareholders of any financial instrument other than Company shares;

3. increase in registered capital by capitalization of reserves, profits or issue premiums and free distribution of shares; splitting or reverse splitting of shares;

4. capitalization in the capital of reserves, profits or issue premiums by increase in the nominal value of the shares;

5.     distribution of reserves or premiums in cash or portfolio securities;

6.     absorption, merger, demerger;

7. buyback by the Company of its own shares at a price higher than the market price;

8.     distribution of an exceptional dividend by the Company;

undertaken by the Company as of the present issuing, the maintenance of the rights of the Holders will entail an adjustment to the conditions of the redemption in shares of the said ORANE in compliance with articles L. 225-162 and 225-164 of the French Commercial Code and 174-1 and 174-1 A of the decree n(0) 67-236 of 23 Mars 1967.

In the event of adjustments carried out in compliance with paragraphs 1) to 8) above, the New Redemption Parity will be expressed to the closest thousandth (0.0005 being rounded to the next higher thousandth, i.e. to 0.001). Any possible adjustments will be carried out on the basis of the preceding Redemption Parity, duly calculated and rounded. However, the ORANEs can only result in the subscription of a whole number of shares, with the settlement of fractional shares being as stipulated in article 3.4.5 below.

This adjustment will be carried out so as to equalize the value of the securities which would have been obtained upon redemption of the ORANEs before the consummation of one of the transactions listed above and the value of the securities which will be obtained upon redemption of the ORANEs after the consummation of the said transaction.

(1) In the event of an issue including a listed preferential subscription right, the new number of shares which may be obtained for each ORANE will be determined by multiplying the number of shares which would have been obtained for one ORANE before the start of the transaction in question, by the ratio:

          Value of the share ex-right + Value of the subscription right
                 ----------------------------------------------

                    Value of the share ex-subscription right

For the calculation of this ratio, the values of the share ex-right and of the subscription right will be determined using the average of the opening prices listed on the Euronext Paris Premier Marche (or in the absence of a Euronext Paris listing, that of another regulated or similar market where the shares and the subscription right are both listed) during all trading sessions included in the subscription period during which the ex-right share and the subscription right are simultaneously listed.

(2) IN THE EVENT OF A FREE DISTRIBUTION TO SHAREHOLDERS OF SIMPLE OR COMPOSITE FINANCIAL INSTRUMENTS OTHER THAN COMPANY SHARES, the new number of shares to be distributed as redemption for the ORANE will be determined as follows

(a) If the distribution right for the financial instrument(s) is listed on Euronext Paris, the new number of shares delivered in redemption of each ORANE will be determined by multiplying the number of shares which would have been obtained in redemption of ORANEs before the allocation of the financial instrument(s), by the following coefficient:

                   Value of the share ex-free allocation right
                      + Value of the free allocation right
           -----------------------------------------------------------

                   Value of the share ex-free allocation right

For the calculation of this ratio, the values of the share ex-free allocation right and of the free allocation right will be determined using the average of the opening trading prices on Euronext Paris (or in the absence of a Euronext Paris listing, that of another regulated or similar market where the shares and the allocation right are both listed) of the shares and of the allocation right during the ten first trading days during which the shares and the allocation right are simultaneously listed. Should this calculation result from use of fewer than five trades, it shall be assessed by an expert chosen by the Company;

(b) If the distribution right for the financial instrument(s) is not listed on Euronext Paris, the new number of shares delivered in redemption of each ORANE will be determined by multiplying the number of shares which would have been obtained in redemption of each ORANE before the allocation of the financial instrument(s), by the following coefficient:

           Value of the share ex-free allocation right + Value of the financial instrument(s) allocated per share
    ------------------------------------------------------------------------

                   Value of the share ex-free allocation right

For the calculation of this ratio, the values of the share ex-free allocation right and of the financial instrument(s) allocated by share, if any of the latter are listed on a regulated or similar market, will be determined with reference to the average of the opening trading prices listed during ten consecutive trading days after the allocation date during which the share and allocated financial instrument(s) are simultaneously listed. Should the allocated financial instrument(s) not be listed on a regulated or similar market, it (they) will be assessed by an expert chosen by the Company.

(3) IN THE EVENT OF AN INCREASE IN REGISTERED CAPITAL BY CAPITALIZATION OF RESERVES, PROFITS OR ISSUE PREMIUMS AND FREE DISTRIBUTION OF SHARES, OR IN THE EVENT OF SHARE SPLITS OR REVERSE SPLIT, the new number of shares that may be obtained in redemption of each ORANE will be determined by multiplying the number of shares which may be obtained in redemption before the start of the transaction in question, by the ratio:


          Number of shares comprising the capital after the transaction
                  ---------------------------------------------

         Number of shares comprising the capital before the transaction

(4) IN THE EVENT OF AN INCREASE IN REGISTERED CAPITAL BY CAPITALIZATION OF RESERVES, PROFITS OR ISSUE PREMIUMS BY INCREASE IN THE NOMINAL VALUE OF THE SHARES, the nominal value of the shares which holders of ORANE may obtain by exercising their ORANE will be increased in proportion.

(5) IN THE EVENT OF THE DISTRIBUTION OF RESERVES OR PREMIUMS IN CASH OR PORTFOLIO SECURITIES, the new number of shares that may be obtained in redemption of each ORANE will be determined by multiplying the number of shares that may have been obtained in redemption of the ORANEs before the start of the transaction in question by the ratio:

                   Value of the share before the distribution
               --------------------------------------------------

                   Value of the share before the distribution less the amount distributed or the value of the security distributed per share

For the calculation of this ratio:

- the share value before the distribution will be determined using the average of the opening trading prices on the Euronext Paris (or in the absence of a Euronext Paris listing, that of another regulated or similar market where the share or the allocation right are both listed) for twenty consecutive trading days chosen from amongst the forty which precede the distribution day

- the value of the securities distributed per share will be established either using the average of the opening trading prices for twenty consecutive trading days as chosen from the forty which precede the distribution day, if these are securities admitted to trading on a regulated market, or, if not, on the basis of a value determined by an expert chosen by the Company.

(6) Pursuant to French law, IN THE EVENT OF A MERGER BY ABSORPTION OF THE COMPANY OR ITS PARTICIPATION IN A MERGER FOR THE CREATION OF A NEW COMPANY, OR A DEMERGER THROUGH A CONTRIBUTION TO EXISTING OR NEW COMPANIES, the merger or demerger will be subject to the prior approval of the special Meeting of the Holders.

The ORANE will be reimbursed in shares of the absorbing or new company, pursuant to the conditions stipulated herein, provided that this will not affect 3.3.1
(iii).

The number of shares of the absorbing or new company granted in redemption for each ORANE will be equal to the number of Company ordinary shares which the Holder would have received, corrected by the ratio for the exchange of the Company ordinary shares with those of the absorbing or new company.

The absorbing or new company will replace the issuing Company for the application of the above provisions, which are intended to preserve, if applicable, the rights of Holders in the event of financial or securities transactions and, in general terms, for all obligations related to the ORANE binding upon the Company pursuant to this Contract.

(7) SHOULD THE COMPANY BUY BACK ITS OWN SHARES AT A PRICE HIGHER THAN THE MARKET PRICE, the new Exercise Parity will be equal to the product of the applicable Exercise Parity multiplied by the following ratio, calculated to the closest hundredth of a share:

               Share value + Pc % x (Buyback price - share value)
               --------------------------------------------------
                                   Share value

For the calculation of this ratio:

- Share value refers to the average of at least ten consecutive trading prices chosen from amongst the twenty which precede the buyback;

-   Pc % refers to the percentage of capital bought back;

-   Buyback price refers to the actual purchase price.

(8) SHOULD THE COMPANY DISTRIBUTE AN EXCEPTIONAL DIVIDEND as defined below, the new Exercise Parity will be calculated in the manner indicated below.

For the purposes of the present paragraph, the term "EXCEPTIONAL DIVIDEND" shall refer to the value expressed in euros of any dividend paid to shareholders in cash or in kind, insofar as the value of this dividend (not taking into account any possible related tax credit (`avoir fiscal') (the "REFERENCE DIVIDEND") and the value of all other dividends paid to shareholders in cash or in kind during the same Company financial year (not taking into account any possible related tax credits (`avoir fiscal')) (the "PREVIOUS DIVIDENDS") represents a Ratio of Distributed Dividends (as defined below) greater than 4%.

For the purposes of the previous paragraph, the term "RATIO OF DISTRIBUTED DIVIDENDS" shall refer to the sum of the ratios obtained by dividing the Reference Dividend and each of the Previous Dividends by the Company's market capitalization on the day which precedes the corresponding distribution date; the market capitalization used to calculate each of the ratios being equal to the product (x) of the closing price of the Company share on Paris Euronext on the day which precedes the distribution date of the Reference Dividend or of each of the Previous Dividends, multiplied by (y) the respective numbers of Company shares existing on each of these dates. Any dividend or other dividend fraction resulting in an adjustment of the redemption ratio pursuant to paragraphs (1) to (8) above shall not be taken into account for the application of the present clause.

In the event of the payment of an Exceptional Dividend, the calculation formula for the Redemption Parity shall be the following:

                              NRP = RP x (1+RDD-3%)

where:

NRP: New Redemption Parity

RP: the last Redemption Parity in effect before the distribution of the Reference Dividend

RDD: the Ratio of Distributed Dividends as defined below;

With the understanding that any dividend paid between the payment date of an Exceptional Dividend and the end of the same Company financial year (the "SUPPLEMENTARY DIVIDEND") will result in an adjustment using the following formula:

                               NRP = RP x (1+SDR)

where:

SDR: the ratio obtained by dividing the value of the Supplementary Dividend (less any dividend fraction giving rise to the calculation of a new Redemption Parity pursuant to paragraphs (1) to (8) above, if necessary) and not taking into account any related tax credit (`avoir fiscal'), by the Company's market capitalization, obtained by the product (x) of the closing price of the Company's shares on Euronext Paris on the day which precedes the distribution day of the Supplementary Dividend, multiplied by (y) the number of Company's shares existing on that date.

If the Company carries out transactions which do not entail an adjustment pursuant to paragraphs (1) to (8) above and should subsequent law or regulation call for such an adjustment, the Company will apply this adjustment in compliance with the applicable statutory or regulatory provisions and in accordance with applicable customary practice in the French market.

The Company's Management Board will report on the calculation elements and the results of the adjustment in the annual report which follows this adjustment.

3.4.4 Information for Holders in the event of adjustments

In the event of adjustments, Holders will be made aware of the New Redemption Parity by means of a notice published in the Bulletin of Obligatory Legal Announcements, a notice in a nationally distributed financial newspaper, and a Euronext Paris notice.

3.4.5 Settlement of fractional shares

Any ORANE Holder can obtain a number of shares calculated by applying the applicable Redemption Parity to the number of ORANE presented.

When the calculated number of shares does not result in a whole number, the ORANE Holder will be provided, at his option, with:

- either the immediately inferior whole number of shares, in which case the Holder will be paid in cash an amount equal to the product of the share fraction producing the fractional share multiplied by the opening Company share trading price on the Euronext Paris Premier Marche on the opening of the trading day immediately preceding the redemption date;

- or the immediately greater whole number of shares, in which case the Holder shall pay to the Company an amount equal to the value of the additional share fraction thus requested, assessed as indicated in the previous paragraph.

3.5.  LIMITATION

The right to receive the redemption of the principal of the ORANEs will be barred after a period of thirty (30) years from the applicable redemption date and the rights to receive the payment of the Coupon applying to the ORANEs will be barred after a period of five (5) years from the date when the said Coupon becomes due.

Beyond these limitation dates, any unclaimed amounts will, subject to the legal provisions, including, but not limited to, articles L27 and R46 of the Code du Domaine de l'Etat, become the property of the Company.

3.6   TAXATION

In compliance with the applicable tax law, the Coupon payable on the ORANEs will be paid without withholding tax. In the event of a change in applicable law, or should such withholding tax become applicable for any reason whatsoever, the amount of any sum owed by the Company as payment of the Coupon will be increased such that the net amount received by the Holder, after the withholding tax, is equal to the amount which he/she would have received in the absence of the withholding tax.


4.    REPRESENTATION OF THE HOLDERS

For the purpose of representing their common interests, the Holders will be grouped into a body of Holders ("masse") as a matter of law. The body of Holders will then be governed by the provisions of the French Commercial Code relating to commercial companies and by decree n(0) 67-236 of 23 March 1967.

4.1   LEGAL PERSONALITY

The body of Holders shall have legal personality pursuant to article L.228-46 of the Commerce Code and shall act, on the one hand, through a representative of the body of Holders and, on the other hand, through its General Meeting.

4.2   THE REPRESENTATIVES

1)    Primary representatives of the Body of Holders:

-     [...], residing [...].

-     [...], residing [...].

Whether together or separately, these primary representatives will, without restriction or reserve, be authorized to carry out, in the name of the body of Holders, all management acts in defense of the common interests of the Holders.

The compensation of each of the primary representatives is set [...] euros per year; this compensation is payable on [...] of each year, and for the first time on [...].

2)    Alternate representatives of the Body of Holders:

-     [...], residing [...].

-     [...], residing [...].

In the event of temporary replacement, the alternate representatives will have the same powers as the primary representatives. Should they carry out the duties of the incumbent representatives on a permanent basis, they will be entitled to an annual compensation of [...] euros. This compensation will apply as of the day when they take up their duties.


5.    PUBLICIS SHARES ISSUED AS REDEMPTION FOR THE ORANES

The ORANEs can be redeemed, as chosen by the issuer, either through the allocation of new PUBLICIS shares, or by the allocation of PUBLICIS shares held in the treasury.

The new shares will be of the exact same nature as the existing shares and will confer the right, both during the life of the Company or upon its liquidation, to receive, in proportion with the nominal value, the same net amount as the other shares with respect to any distribution or redemption.

The new or existing shares delivered as redemption for one ORANE will receive, for the financial year which began on their issue or delivery date and for the subsequent financial years, the same dividend as is declared and paid in respect of other shares outstanding as of that same date.

At the choice of each Holder, the shares shall be held in either bearer or registered form within the meaning of French law.

Title to the shares will be evidenced solely by book entries in accordance with article 94-II of French law no. 81-1160 of December 30, 1981, such account being maintained by:

- a financial institution appointed by the Company, if the shares are held in pure registered form ("nominatifs purs"); or

- a custodian appointed by the holder(s), and the financial institution appointed by the Company, if the shares are held in assisted registered form ("nominatifs administres");

- a custodian appointed by the holder(s), if the shares are held in bearer form ("titres au porteur").

No physical document of title will be issued in respect of the shares (including
<< certificats representatifs >> (certificates in respect of book-entries)
issued pursuant to article 7 of French decree no. 83-359 of May 2, 1983).

The shares will be admitted to clearing by Euroclear France.

The shares resulting from the redemption of ORANEs will be freely negotiable.

The Company will take all necessary steps to have the new shares admitted to the Euronext Paris Premier Marche.

Any existing ordinary shares delivered as redemption will be immediately negotiable on the Stock Market.

6.    GOVERNING LAW - JURISDICTION

The ORANEs shall be governed by French law.

In the event of any dispute, the competent courts will be those where the registered office is located when the Company is the defendant and will be assigned on the basis of the nature of the disputes, in the absence of contrary provisions contained in the French New Code of Civil Procedure.

Signed in Paris on [...] 2002